Exhibit 16.1

KPMG LLP 811 Main Street Houston, TX 77002

June 16, 2011

Securities Exchange Commission
Washington, DC 20549

We were previously principal accountants for Deep Down, Inc. and subsidiaries (the Company) and, under the date of April 15, 2011, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2010. On June 8, 2011, we were dismissed. We have read the Company's statements included under Item 4.01 on its Form 8-K dated June 8, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors and that we are not in a position to agree or disagree with the Company's statement that Hein and Associates was not engaged regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements nor provided advice to the Company, either written or oral, that was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue or any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,